Exhibit 21.1


                              List of Subsidiaries



          Earth Search Resources, Inc.                      Majority Owned
          Space Technology Development Corporation          Wholly Owned
          ESSI Probe 1 LC                                   Majority Owned
          Petro Probe, Inc.                                 Majority Owned
          Quasar Resource Inc.                              Wholly Owned
          Terranet, Inc.                                    Majority Owned
          Skywatch Exploration Inc.                         Wholly Owned
          Polyspectrum Imaging, Inc.                        Wholly Owned